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October 7, 1998



Newmont Mining Corporation
1700 Lincoln Street
Denver, Colorado 80203


Ladies and Gentlemen:


          We have acted as special counsel to Newmont Mining Corporation, a Delaware corporation ("Newmont Mining") in connection with the proposed merger (the "Merger") of NGC Acquisition Co. ("Acquisition Co."), a Delaware corporation and wholly owned subsidiary of Newmont Mining, with and into Newmont Gold Company, a Delaware corporation ("Newmont Gold"), upon the terms and conditions as described in the Prospectus of Newmont Mining, dated October 7, 1998 which is part of the Registration Statement on Form S-4 (No. 333-64949) (the "Registration Statement") of Newmont Mining relating to the proposed Merger (the "Prospectus"). At your request, we are rendering our opinions concerning the principal U.S. federal income tax consequences of the Merger.

          For purposes of the opinions set forth below, we have relied, with the consent of Newmont Mining, Acquisition Co. and Newmont Gold, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Newmont Mining and Newmont Gold. Any capitalized term used and not defined herein has the meaning given to it in the Prospectus.

          We have also assumed that (i) the transactions contemplated will be consummated as contemplated by the Prospectus, (ii) the Merger will be approved as required by law or stock exchange policy and (iii) the Merger will qualify as a merger under the applicable laws of the State of Delaware.

          Based upon and subject to the foregoing, it is our opinion that under currently applicable law, the Merger will constitute a reorganization within the meaning of Section 368(a)
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of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, the following will be the principal federal income tax consequences of the Merger:

          (i) no gain or loss will be recognized by a U.S. Holder on the exchange of Newmont Gold Common Stock for Newmont Mining Common Stock, except as described below with respect to the receipt of cash in lieu of fractional shares of Newmont Mining Common Stock;

          (ii) the aggregate adjusted tax basis of shares of Newmont Mining Common Stock received by a U.S. Holder (including fractional shares of Newmont Mining Common Stock deemed received and redeemed as described below) will be the same as the aggregate adjusted tax basis of the Newmont Gold Common Stock exchanged therefor;

          (iii) the holding period of shares of Newmont Mining Common Stock (including the holding period of fractional shares of Newmont Mining Common Stock) received by a U.S. Holder who holds Newmont Gold Common Stock as a capital asset will include the holding period of the Newmont Gold Common Stock exchanged therefor;

          (iv) a U.S. Holder of Newmont Gold Common Stock who receives cash in lieu of fractional shares of Newmont Mining Common Stock will be treated as having received such fractional shares and then as having received such cash in redemption of such fractional shares. Under Section 302 of the Code, provided that such deemed distribution is "substantially disproportionate" with respect to such U.S. Holder or is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the U.S. Holder who holds Newmont Gold Common Stock as a capital asset will generally recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the fractional share interest in Newmont Mining Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the fractional shares is more than one year; and

          (v) no gain or loss will be recognized by Newmont or Newmont Gold with respect to the exchange of Newmont Gold Common Stock and Newmont Common Stock as a result of the Merger.

          This opinion does not address the various state, local and foreign tax consequences that may result from the Merger. In addition, no opinion is expressed as to any U.S. federal income tax consequences of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

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          We consent to the use of this opinion as Exhibit 8.1 to the
Registration Statement and to the reference to our firm under the headings "SUMMARY -- The Merger -- U.S. Federal Income Tax Consequences," and "THE MERGER -- U.S. Federal Income Tax Consequences" in the Prospectus that is part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                        Very truly yours,
                                        /s/ White & Case LLP


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